File No. 0-11370



                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549


                               -------------------

                                   FORM 8-A/A


                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                    PURSUANT TO SECTION 12(b) or 12(g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934



                              CERPROBE CORPORATION
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             (Exact name of registrant as specified in its charter)


              Delaware                                   86-0312814
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(State of incorporation or organization)    (I.R.S. Employer Identification No.)





600 South Rockford Drive, Tempe, Arizona                        85281
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(Address of principal executive offices)                      (Zip Code)


        Securities to be registered pursuant to Section 12(b) of the Act:

                                      None



        Securities to be registered pursuant to Section 12(g) of the Act:

                          Common Stock, $.05 par value
                          ----------------------------
                                 Title of class

Item 1.  As amended:

         Description of Registrant's Securities to be Registered.

         Common Stock, $.05 Par Value
         ----------------------------

         The  capital   stock  of  CerProbe   Corporation   (the   "Company"  or
"Registrant") being registered is the Registrant's common stock, par value $.05 per share (the "Common Stock").

         Except regarding the election of directors, the holders of Common Stock are entitled to one vote for each share on all matters submitted to a vote of stockholders. Every stockholder entitled to vote at any election for directors has the right to cumulate his votes. Subject to preferences that may be applicable to any then outstanding preferred stock, the holders of Common Stock will be entitled to receive such dividends, if any, as may be declared by the Board of Directors from time to time out of legally available funds. Upon liquidation, dissolution or winding up of the Company, the holders of Common Stock will be entitled to share ratably in all assets of the Company that are legally available for distribution, after payment of all debts and other liabilities and subject to the prior rights of holders of any preferred stock then outstanding. The holders of Common Stock have no preemptive, subscription, redemption, or conversion rights. The rights, preferences and privileges of holders of Common Stock will be subject to the rights of the holders of shares of any series of preferred stock that the Company may issue in the future.

         The Company's Certificate of Incorporation (the "Certificate") and Bylaws (the "Bylaws") contain a number of other provisions relating to corporate governance and to the rights of stockholders. These provisions include (a) the authority of the Board of Directors to fill vacancies on the Board of Directors;
(b) the authority of the Board of Directors to issue series of preferred stock with such voting rights and other powers as the Board of Directors may determine; (c) notice requirements relating to nominations to the Board of Directors; and (d) a provision that special meetings of the stockholders may be called only by the Chairman of the Board, the President or the Board of Directors or by written demand of the holders of 33% of all issued and outstanding shares of the Corporation entitled to vote at such meeting.

Item 2.  Exhibits.  As amended:

Exhibit No.       Description
-----------       -----------

3(a) Certificate of Incorporation of the Company dated March 14, 1987, as filed with the Secretary of State of Delaware and filed as Exhibit 4(a) to the Company's Form 10-Q for the period ended June 30, 1987 and incorporated herein by reference.

3(b) Bylaws of the Company dated March 14, 1987, filed as Exhibit 4(b) to the Company's Form 10-Q for the period ended June 30, 1987 and incorporated herein by reference.

4(a) Specimen Stock Certificate filed as Exhibit 4(c) to the Company's Form S-18 Registration Statement (No. 2-85679) and incorporated herein by reference.

4(b) Specimen Convertible Subordinated Debenture filed as Exhibit 4(b) to the Company's Form 10-K for the year ended December 31, 1990 and incorporated herein by reference.

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
                                    SIGNATURE



         Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereto duly authorized.

                                  CERPROBE CORPORATION



                                  By: /s/ C. Zane Close
                                      ----------------------------------------
                                      C. Zane Close
                                      President and Chief Executive Officer


Date: 3/25/96
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